                                                                     EXHIBIT 2.2














                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                     between

            JAYCOR MULTIMEDIA SERVICES, INC., a Delaware Corporation,
                                    as Buyer,

               LONG JOHN PRODUCTIONS, INC., a Florida Corporation,
                                    as Seller

                                       and

                           JOHN BIFFAR, AN INDIVIDUAL,
                                 as Shareholder




                                October 24, 1995


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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                TABLE OF CONTENTS
                                                                            Page

I    THE TRANSACTION...................................................... .-1-
         1.1  Assets...................................................... .-1-
                  1.1.1            Tangible Personal Property............. .-2-
                  1.1.2            Real Property.......................... .-2-
                  1.1.3            Contracts.............................. .-2-
                  1.1.4            Intangible Rights...................... .-2-
                  1.1.5            Files and Records...................... .-2-
                  1.1.6            Claims................................. .-2-
                  1.1.7            Prepaid Items.......................... .-3-
                  1.1.8            Goodwill............................... .-3-
                  1.1.9            Accounts Receivable.................... .-3-
         1.2      Excluded Assets......................................... .-3-
                  1.2.1  Securities....................................... .-3-
                  1.2.2  Insurance........................................ .-3-
                  1.2.3  Certain Assets................................... .-3-
                  1.2.4  Duplicate Records................................ .-3-
                  1.2.5  Corporate Records................................ .-3-
                  1.2.6  Excluded Contracts............................... .-3-
                  1.2.7  Claims........................................... .-3-
                  1.2.8  Shareholder's Personal Items..................... .-3-
         1.3      Liabilities............................................. .-3-
         1.4      Purchase Price and Method of Payment.................... .-5-
         1.5      Adjustments............................................. .-5-
                  1.5.1            Adjustment Procedure................... .-6-
         1.6      Non-Competition Agreement............................... .-6-
         1.7      Closing................................................. .-6-

II   SELLER'S REPRESENTATIONS............................................. .-6-
         2.1  Corporate Existence......................................... .-6-
         2.2      Authorization........................................... .-6-
         2.3      No Violation............................................ .-7-
         2.4      Financial Statements.................................... .-7-
         2.5      Absence of Undisclosed Liabilities...................... .-7-
         2.6      Accounts Receivable..................................... .-8-
         2.7      Absence of Certain Changes.............................. .-8-
         2.8      Title to Assets......................................... .-9-
         2.9      Condition of Tangible Assets............................ .-9-
         2.10     Real Property........................................... .-9-
         2.11     Compliance with Environmental Laws...................... -10-
         2.12     Inventory............................................... -10-
         2.13     Taxes................................................... -10-
         2.14     Litigation.............................................. -11-

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         2.15  Bulk Sales................................................. -11-
         2.17     Compliance with Laws.................................... -11-
         2.18     Complete Copies of Materials............................ -12-
         2.19     Disclosure.............................................. -12-

III  BUYER'S REPRESENTATIONS.............................................. -12-
         3.1  Corporate Organization and Authority........................ -12-
         3.2  Agreement Will Not Cause Breach or Violation................ -12-
         3.3  Buyer's Authority and Consents.............................. -12-
         3.4  Full Disclosure............................................. -12-

IV   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.......................... -13-
         4.1  Representations and Warranties True
              as of the Closing Date...................................... -13-
         4.2  Compliance with this Agreement.............................. -13-
         4.3  No Threatened or Pending Litigation......................... -13-
         4.4  Biffar Employment Agreement................................. -13-
         4.5  Opinions of Counsel for Seller.............................. -13-
         4.6  No Material Adverse Change.................................. -13-
         4.7  Seller's Corporate Documents................................ -13-
         4.8      Board Approval.......................................... -14-
         4.10     Non-Competition Agreement............................... -14-
         4.11     Seller's Deliveries..................................... -14-
         4.12     Due Diligence Review.................................... -14-

V    CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE......................... -14-
         5.1  Accuracy of Buyer's Representations and Warranties.......... -15-
         5.2  Performance by Buyer........................................ -15-
         5.3  Absence of Litigation....................................... -15-
         5.4      Buyer's Deliveries...................................... -15-

VI   INDEMNIFICATION...................................................... -15-
         6.1      Indemnity by Seller and the Shareholder................. -15-
         6.2      Indemnity by Buyer...................................... -15-
         6.3      Limitation of Indemnification Liability
                  of Seller and the Shareholder........................... -16-
         6.4      Limitation of Indemnification Liability
                  of Buyer................................................ -16-
         6.5      Survival................................................ -16-
         6.6      Indemnification Procedures.............................. -16-

VII  THE CLOSING.......................................................... -17-
         7.1  Seller's Deliveries at Closing.............................. -17-
                  7.1.1  Bill of Sale..................................... -17-
                  7.1.2  Possession of the Assets......................... -17-
                  7.1.4  Non-Competition Agreement........................ -17-
                  7.1.5  Biffar Employment Agreement...................... -17-
                  7.1.6  Corporate Documents.............................. -17-
                  7.1.7  Third-Party Consents............................. -17-

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                  7.1.8  Opinion of Seller's Counsel...................... -17-
         7.2      Bills of Sale and Other Instruments of Transfer......... -18-
         7.3  Buyer's Deliveries at Closing............................... -18-
                  7.3.1  Closing Purchase Price........................... -18-
         7.4  Further Documents........................................... -18-

VIII TERMINATION.......................................................... -18-
         8.1  Termination of Agreement.................................... -18-
         8.2  Remedies.................................................... -18-

IX   GENERAL PROVISIONS................................................... -18-
         9.1  Effect of Headings; Exhibits................................ -19-
         9.2  Entire Agreement; Modification; Waiver...................... -19-
         9.3  Counterparts................................................ -19-
         9.4  Parties in Interest......................................... -19-
         9.5  Assignment.................................................. -19-
         9.6  Recovery of Litigation or Arbitration Costs................. -19-
         9.7  Nature and Survival of Representations and Covenants........ -19-
         9.8  Severability................................................ -20-
         9.9  Necessary Acts.............................................. -20-
         9.10  Time of Essence............................................ -20-
         9.11  Notices.................................................... -20-
         9.12  Arbitration................................................ -21-
                  9.12.1  Location........................................ -21-
                  9.12.2  Selection of Arbitrators........................ -21-
                  9.12.3  Discovery....................................... -21-
                  9.12.4  Case Management................................. -21-
                  9.12.5  Remedies........................................ -22-
                  9.12.6  Expenses........................................ -22-
                  9.12.7  Confidentiality  ............................... -22-
         9.13  Governing Law.............................................. -22-
         9.14  Construction............................................... -22-


EXHIBITS:
         A     Assignment and Assumption of Contracts
         B     Non-Competition Agreement
         C     Disclosure Schedule
         D     Biffar Employment Agreement
         E     Opinion of Counsel of Seller
         F     Opinion of Counsel of Buyer

SCHEDULES:
         1.1.1      Tangible Personal Property
         1.1.2      Real Property
         1.1.3      Contracts
         1.1.4      Intangible Rights

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         1.1.9      Accounts Receivable
         1.2.8      Shareholder's Personal Items
         1.3.4      Assumed Contracts
         1.3.5      Accounts Payable
         1.3.6      Special Liabilities
         1.4        Creditor Payments
         2.10.5     Exceptions to Title
         2.16       Agreements, Contracts and Commitments

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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS


         This Agreement for Purchase and Sale of Assets (this "Agreement") is entered into as of October 24, 1995 by and among Jaycor Multimedia Services, Inc., a Delaware corporation doing business as Long John Productions ("Buyer"), Long John Productions, Inc., a Florida corporation ("Seller"), and John Biffar, an individual ("Shareholder"), with respect to the following facts:

                                    RECITALS

         A. Seller is a corporation engaged in the business of providing video production services to its customers (the "Business").

         B. Buyer is a newly-formed corporation possessing animation and simulation technologies and capabilities, which it believes are complementary to the Business.

         C. Shareholder is the beneficial owner of all of the issued and outstanding capital stock of Seller.

         D. Seller desires to sell Buyer substantially all of the assets used in the Business.

         E. Buyer desires to purchase certain specified assets from Seller and to assume certain specified liabilities of Seller, all as set forth in this Agreement.

         F. Shareholder is willing to enter this Agreement for the purposes of making the representations and warranties and related indemnities contained herein.


                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and provisions set forth herein, the parties hereto mutually agree as follows:


                                    ARTICLE I

                                 THE TRANSACTION

                  1.1 Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller agrees to grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined), and Buyer agrees on the Closing



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Date to purchase, accept and assume, all properties and assets, real and personal, tangible and intangible, of every type and description owned by Seller and used or held for use in connection with the Business (except for Excluded Assets as defined in Section 1.2 hereof), including its business and goodwill (collectively, the "Assets"). Without limiting the foregoing, the Assets shall include the following, except to the extent that any of the following are Excluded Assets:

                           1.1.1   Tangible Personal Property. All equipment,
electrical devices, antennas, cables, vehicles, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, films, records, tapes, discs, carts and other tangible personal property of every kind and description owned, used or held for use by Seller as of the date of this Agreement in connection with the Business, including without limitation those listed and described on Schedule 1.1.1 attached hereto (collectively, the "Tangible Personal Property").

                           1.1.2   Real Property.  All land, leaseholds,
licenses, rights-of-way and other interests of every kind and description in and to all of the real property and buildings thereon, owned or held by Seller as of the date hereof and used or held for use in connection with the Business, including without limitation those listed and described on Schedule 1.1.2 attached hereto (collectively, the "Real Property").

                           1.1.3   Contracts.  All contracts in connection with
the Business listed and described on Schedule 1.1.3 attached hereto
("Contracts").

                           1.1.4   Intangible Rights.  All trademarks, trade
names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, owned, used or held for use by Seller as of the date of this Agreement in connection with the Business, including without limitation those listed and described on Schedule 1.1.4 attached hereto (collectively, the "Intangible Property").

                           1.1.5   Files and Records.  All files and records of
Seller relating to the Business (other than duplicate copies of such files, hereinafter "Duplicate Records" which Seller may elect to retain) other than the contents of files and other records that refer to operations of Seller (other than the Business or that are privileged), including without limitation all available schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information concerning Seller and the Assets.

                           1.1.6   Claims.  Any and all claims, choses in
action, and rights against third parties if and to the extent that they relate to the condition of the Assets, including, without limitation, all rights under manufacturers' and vendors' warranties, or the operation of the Business prior to the Closing (collectively, the "Claims").





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                           1.1.7   Prepaid Items.  All deposits, reserves and
prepaid expenses relating to the Business and prepaid ad valorem taxes relating to the Business or the Assets (which shall be prorated as provided in Section 1.5).

                           1.1.8   Goodwill.  All of Seller's goodwill in, and
going concern value of, the Business.

                           1.1.9   Accounts Receivable.  All accounts
receivable, and any notes or written obligations reflecting accounts receivable, of Seller relating to the Business (collectively, the "Receivables") existing as of the Closing Date which are listed on Schedule 1.1.9 attached hereto.

                  1.2 Excluded Assets. There shall be excluded from the Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (collectively, the "Excluded Assets"):

                           1.2.1   Securities.  Any securities owned or held by
Seller.

                           1.2.2   Insurance.  All contracts of insurance.

                           1.2.3   Certain Assets.  Pension, profit sharing and
savings plans and trusts and any assets thereof.

                           1.2.4   Duplicate Records.  All Duplicate Records and
other files and records not acquired by Buyer pursuant to Section 1.1.5.

                           1.2.5   Corporate Records.  The minute books, stock
books, shareholder lists and similar corporate records of Seller.

                           1.2.6   Excluded Contracts.  Any Contracts not being
assumed by Buyer pursuant to Section 1.3.4 hereof.

                           1.2.7   Claims.  Any and all claims, choses in
action, and rights against third parties other than the Claims as defined in
Section 1.1.6.

                           1.2.8   Shareholder's Personal Items.  All items
belonging to Shareholder which have been used from time to time in connection with the Business which are listed on Schedule 1.2.8 attached hereto.

                  1.3      Liabilities.

                           1.3.1   The Assets shall be sold and conveyed to
Buyer free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, the "Security Interests") except: (i) those exceptions to title appearing on a title report issued on each item of Real Property to which Buyer does not object and which are not released at Closing; (ii) for liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; and (iii) for the obligations of Seller, under leases and contracts which Buyer hereby agrees to assume as described in Section 1.3.4 of this Agreement. The Security Interests referred to in the foregoing clauses (i)-(iii) are collectively referred to herein as "Permitted Encumbrances."

                           1.3.2   Except as otherwise specifically provided
herein, or as otherwise specifically agreed by Seller and Buyer, Buyer shall not assume or be liable for, and does not, and does not undertake to attempt to, assume or discharge:

                                   a.   any liability or obligation of Seller
arising out of or relating to any contract or agreement;

                                   b.   any liability or obligation of Seller
arising out of or relating to any pension, retirement or profit-sharing plan or trust;

                                   c.   any liability or obligation of Seller
arising out of or relating to any lease of Tangible Personal Property or Intangible Property;

                                   d.   any liability or obligation of Seller
arising out of or relating to any litigation, proceeding or claim by any person or entity relating to the business or operations of or otherwise relating to the Business or the Assets before the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date;

                                   e.   any and all other liabilities,
obligations, debts or commitments of Seller whatsoever, whether accrued now or hereafter, whether fixed or contingent, whether known or unknown, arising prior to the Closing Date, or any claims asserted against the Seller or any of the Assets or other items transferred to Buyer by Seller relating to any event (whether act or omission) prior to the Closing Date, including without limitation, the payment of all taxes; and

                                   f.   any liability or obligation of Seller
arising out of or relating to any employment agreement, including the payment of severance pay, if any, to present or former employees of Seller. No employee of Seller who becomes an employee of Buyer shall have any entitlement to severance pay by virtue of this provision.

                           1.3.3   Seller retains and shall hereafter pay,
satisfy, discharge, perform and fulfill all such obligations and liabilities not expressly assumed by Buyer hereunder as they become due, without any charge or cost to Buyer, and Seller agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of Article VI below.

                           1.3.4   Buyer agrees to execute and assume, at the
Closing, the obligations arising, and expressly provided to be performed by Seller, after the

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Closing Date under those Contracts listed on Schedule 1.3.4 hereto. All such
Contracts will be assigned and assumed pursuant to the form of Assignment and Assumption of Contracts attached hereto as Exhibit A. Notwithstanding the foregoing, Buyer shall not be obligated to assume any obligations under any contract as to which Seller fails to deliver the written consent of all other parties thereto.

                           1.3.5   Buyer agrees to assume the accounts payable
listed on Schedule 1.3.5. hereto (the "Accounts Payable").

                           1.3.6   Buyer agrees to assume those liabilities
listed on Schedule 1.3.6 hereto (the "Special Liabilities").

                    1.4 Purchase Price and Method of Payment. The purchase price to be paid for the Assets (the "Purchase Price") shall be comprised of (i) One Hundred Ninety-One Thousand Four Hundred Thirteen Dollars ($191,413) (the "Cash Payment")], (ii) Buyer's payoff, on or before the Closing Date, of the creditors listed on Schedule 1.4 hereto in the amounts set forth opposite each such creditor's name (the "Creditor Payment") and (iii) the Common Stock Payment, as defined below. Buyer shall pay or cause to be paid by check or bank wire transfer of immediately available federal funds, as instructed by Seller
(i) to Seller, as the Closing Date, an amount equal to the Cash Payment, and
(ii) to the creditors listed on Schedule 1.4 attached hereto, on the Closing Date, the amounts set forth each such creditor's name on Schedule 1.4 attached hereto. Buyer shall further pay or cause to be paid to Seller the Common Stock Payment pursuant to Section 1.4.1 below.

                           1.4.1   As an element of the Purchase Price, Buyer
agrees to issue to Seller twenty seven thousand three hundred twenty-one (27,321) shares of the common stock of Jaycor, a California corporation ("Common Stock"), payable as follows: a certificate representing nine thousand one hundred and seven (9,107) shares of Common Stock shall be delivered to Seller in the name of Shareholder on each of October 24, 1996, October 24, 1997 and October 24, 1998 (the "Common Stock Payment").

                    1.5 Adjustments. The operation of the Business and the income and normal operating expenses attributable thereto through the date preceding the Closing Date shall be for the account of Seller and thereafter for the account of Buyer, and any income or expense shall be allocated, charged or prorated accordingly. Expenses for goods or services received both before and after the Closing Date, power and utilities charges, wages, payroll taxes, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Closing Date. All special assessments and similar charges or liens imposed against the Real Property and Tangible Personal Property in respect of any period of time through the Closing Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Closing Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder.

                           1.5.1   Adjustment Procedure.  Within thirty (30)
days after the Closing, Seller shall deliver to Buyer a Certificate ("Seller's Adjustment Certificate") dated the Closing Date and signed by Seller's chief financial officer, setting forth the adjustments provided for in Section 1.5, if any, certified to be true and correct on the basis of the then most recently available financial statements of the Business, with the supporting documentation as to how such amount was derived annexed to the Seller's Adjustment Certificate. Within sixty (60) days after the Closing Date, Seller and Buyer will use their good faith efforts to agree upon a final Closing Statement setting forth the final proration adjustments required under Section 1.5, and any required refund or payment shall be made on the basis of such Closing Statement. Any payment due hereunder shall be paid by check to the party to which such refund or payment is due within sixty (60) days after the Closing Date.

                    1.6 Non-Competition Agreement. On the Closing Date, Seller and Shareholder shall enter into to enter into a Non-Competition Agreement with Buyer substantially in the form attached hereto as Exhibit B.

                    1.7 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at the offices of Smoot Adams Edwards & Green, One University Park, 12800 University Drive, Suite 600, Fort Myers, Florida, on October 24, 1995, or on such other date as maybe mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."


                                   ARTICLE II

                     SELLER'S REPRESENTATIONS AND WARRANTIES

                    Seller and Shareholder, hereby jointly and severally represent and warrant to Buyer and covenant and agree with Buyer that, except as set forth on the Disclosure Schedule attached hereto as Exhibit C, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

                    2.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Seller does not now and has not at any time in the past used any name in its business operations other than Long John Productions, Inc. Seller is not required to be qualified to do business as a foreign corporation in any state of the United States or any other jurisdiction where the failure to be so qualified would have a material adverse effect on the Business or the Assets.

                    2.2 Authorization. Seller has the sole corporate power, authority and legal right to execute, deliver, and perform this Agreement. The execution, delivery and performance of this Agreement shall have been duly authorized, prior to the Closing, by all necessary shareholder and corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered on behalf of Seller will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                    2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of Seller, or (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement, understanding, arrangement, indenture, contract, lease, sublease, loan agreement, note, restriction, obligation or liability to which Seller is a party or by which it is bound or to which it or its assets are subject (individually, an "Instrument" and collectively, the "Instruments"), or (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the Business or the Assets, or the capital stock or properties of Seller, or (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which Seller or any of the Seller's assets or properties are subject, or (vi) require Seller to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any foreign, federal, state, county, local or other governmental or regulatory body.

                    2.4 Financial Statements. Seller has delivered to Buyer an unaudited income statement of Seller for the period ended September 30, 1995, an unaudited balance sheet of Seller as of September 30, 1995, (the "Balance Sheet") (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in a manner acceptable to Buyer applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the results of operations and financial condition of Seller for the periods, and at the dates, to which they relate. The books and records of Seller upon which the Financial Statements are based accurately reflect all transactions of Seller. As of September 30, 1995, Seller owned all property, equipment, and assets shown on the Financial Statements to and through such date, subject to no lien, charge, mortgage or other encumbrance, except as (a) therein noted and (b) items leased under valid and subsisting leases.

                    2.5 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                           a.      those liabilities or obligations set forth
on the Balance Sheet and not heretofore paid or discharged;

                           b.      liabilities arising in the ordinary course of
business under any agreement, contract, commitment, lease or plan specifically disclosed on the Disclosure Schedule or not required to be disclosed because of the term or amount involved; and

                           c.      those liabilities or obligations incurred,
consistently with past business practice, in or as a result of the normal and ordinary course of business since September 30, 1995.

                           For purposes of this Agreement, the term
"liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured on unsecured.

                    2.6 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Balance Sheet or arising since the date thereof (i) are valid and genuine; (ii) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; (iii) are not subject to valid defenses, set-offs or counterclaims; and (iv) are collectible within ninety (90) days after billing at the full recorded amount thereof less, the recorded allowance for collection losses on the Balance Sheet. The allowance for collection losses on the Balance Sheet has been determined in a manner acceptable to Buyer consistent with past practice.

                    2.7 Absence of Certain Changes. Since September 30, 1995, there has not been (i) any change in the assets, liabilities, financial condition or operations of Seller from that reflected in the Balance Sheet other than changes in the ordinary course of business, none of which individually or in the aggregate have had a material adverse effect on such assets, liabilities, financial condition or operations or business prospects of Seller, (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets or the Business; (iii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of the Assets; (iv) any sale, transfer or assignment of any Assets, including any intangible assets, except sales for fair value in the ordinary course of business; (v) any material amendment or termination of any contracts or commitments or licenses, except in the ordinary course of business; (vi) any issuance of securities, rights to purchase securities or any agreement concerning securities of Seller; (vii) any amendment of the articles of incorporation or bylaws of Seller; or (viii) any other event or condition of any character, materially and adversely affecting the Assets or the Business; provided, however, that Seller has made expenditures of cash to fund Seller's continuing operating expenses in the ordinary course of Seller's business as conducted to date.

                    2.8 Title to Assets. Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all properties and assets reflected in the Balance Sheet free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for Permitted Encumbrances.

                    2.9 Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the Business, except for leased items disclosed in the Disclosure Schedule and for items of immaterial value.

                    2.10   Real Property.

                           2.10.1  Schedule 1.1.2 contains descriptions of all
the Real Property owned or leased by Seller and used or held for use in connection with the Business and leases or licenses or other rights to possession of any Real Property so used or held.

                           2.10.2  Seller's interests in the Real Property are
as follows: (i) Seller has fee simple title to the Real Property described on
Schedule 1.1.2 as being so owned (the "Owned Property"); and (ii) Seller leases, as a tenant, the premises described on Schedule 1.1.2 as being so leased (the "Leased Property"). As to the Owned Property, all buildings, improvements and fixtures thereon owned or leased by Seller, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities, and the roof, walls and other structural components of the Real Property which are part of, or located in, such buildings or improvements, are in good operating condition and repair, and do not require any repairs other than normal maintenance.

                           2.10.3  The leases listed in Schedule 1.1.2 hereto
constitute all the real property leases to which Seller is a party (either as lessor or lessee) which are material and required or useful in the conduct of the Business as it is presently being conducted. True and complete copies of such leases and all amendments thereto and modifications thereof are included in such Schedule. To the best of Seller's knowledge, all buildings, structures, improvements, fixtures, and appurtenances used by Seller on such leased property are in good maintenance, operating condition, and repair, and do not require any repairs other than normal maintenance.

                           2.10.4  With respect to the Real Property, Seller has
good and marketable title to its interest in such real property, free and clear of all liens, claims, and encumbrances, except for Permitted Encumbrances and liens to be released at Closing. With respect to each lease, except as otherwise disclosed in the Disclosure Schedule, (i) the leases are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) neither Seller nor any other party is in default in any respect under any such leases and no notice of default or termination has been given or received, and (iv) neither Seller nor any other party has violated any term or condition under any such lease in any material respect. No third-party consent or approval is required for the assignment of any such lease to Buyer, or for the consummation of the transactions contemplated herein.

                           2.10.5  Seller holds valid, marketable and insurable
fee interest in the owned Real Property, subject only to the Permitted Encumbrances and liens to be released at Closing. Attached as Schedule 2.10.5 hereto is a listing of all encumbrances and exceptions to title either (i) known to Seller relating to the Real Property or (ii) which are expected to be included as exceptions in any title policy issued to Buyer.

                    2.11 Compliance with Environmental Laws. Seller is in compliance with all applicable federal, state and local environmental health and safety laws, regulations, orders, standards and permits. During the period of Seller's ownership or lease of its properties, (i) there have been no disposals, releases or threatened releases of Hazardous Materials by Seller on, from or under such properties and (ii) to the best of Seller's knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials by any entity other than Seller on, from or under such properties. To Seller's knowledge, without any independent investigation, there were no disposals, releases or threatened releases of Hazardous Materials on, from or under any of Seller's properties, which occurred prior to Seller purchasing or leasing any of such properties. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by CERCLA. Also, as used in this Agreement, the term "Hazardous Material" shall mean any substance or material which is deemed hazardous, toxic, a pollutant or contaminant, including, but not limited to, petroleum or petroleum products, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, now or hereafter in effect.

                    2.12 Inventory. Seller's principal business is not the sale of inventory from stock and the Assets do not include any inventory.

                    2.13 Taxes. Seller has timely filed within the time period required for filing or any extension granted with respect thereto all federal, state, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed by it and such returns and reports are true and correct. Seller has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report of Seller has been examined or audited by the Internal Revenue Service or any state taxing authority. There are no pending or threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes. There are (and as of immediately following the Closing there will be) no liens or similar encumbrances relating to or attributable to Taxes on the Assets, other than liens for Taxes not yet due.

                    2.14 Litigation. There is no claim, action, proceeding or investigation pending or threatened against or by the Seller, or which questions or challenges the validity of this Agreement or any action taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby or which could be reasonably expected to have a material adverse effect on Seller's ability to perform its obligations hereunder or on Buyer's use and enjoyment of the Assets; and, to the best of Seller's knowledge, there is no valid basis for any such claim, action, proceeding or investigation. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have a material adverse effect on the business or its business practices or which could materially adversely affect Buyer's use and enjoyment of the Assets.

                    2.15 Bulk Sales. Seller agrees to take all steps necessary to comply with any applicable bulk transfer laws in Florida. Neither the sale and transfer of the Assets pursuant to this Agreement, nor Buyer's possession and use thereof from and after the Closing Date because of such sale and transfer, will: (a) violate any law pertaining to bulk sales or transfers or to the effectiveness of bulk sales or transfers as against creditors of Seller; or
(b) result in the imposition of any liability upon Buyer for appraisal rights or other liability owing to any shareholder of Seller.

                    2.16 Agreements, Contracts and Commitments. Schedule 2.16 hereto truly and accurately lists all material licenses, agreements and undertakings of the Seller to which any of its properties or assets are or will be subject, Seller has performed in all material aspects all obligations required to be performed by Seller under any and all such agreements listed in
Schedule 2.16 to which it is a party or to which any of its property or assets is subject, and neither it nor, to the best of its knowledge, any other party thereto is in default under any such agreement or obligation.

                    2.17 Compliance with Laws. Seller is not in violation of any federal, state or local statute, law, rule or regulation with respect to or affecting the Assets. Seller has obtained all licenses, orders, approvals, and authorizations required in connection with the conduct of the Business.

                    2.18 Complete Copies of Materials. Seller has made available to Buyer true and complete copies of each contract, agreement, license, lease and similar document referred to in any exhibit hereunder or included in the Assets.

                    2.19 Disclosure. No representation or warranty by Seller in this Agreement or the Exhibits attached hereto, nor any document, written information, statement or certificate furnished or to be furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby, notwithstanding any investigation by Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading.


                                   ARTICLE III

                             BUYER'S REPRESENTATIONS

      Buyer hereby represents as follows:

                    3.1 Corporate Organization and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has all necessary corporate powers, authority, and approvals to purchase the Assets and consummate the transactions contemplated pursuant to this Agreement.

                    3.2 Agreement Will Not Cause Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the certificate of incorporation or bylaws of Buyer or any lease, license, promissory note, conditional sales contract, permit, license, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is party.

                    3.3 Buyer's Authority and Consents. Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any person are necessary in connection with it.

                    3.4 Full Disclosure. None of the representations made by Buyer contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

                                   ARTICLE IV

                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

                    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing of all the conditions set out below in this Article IV. Buyer may waive in writing any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of the representations or covenants under this Agreement.

                    4.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true on the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                    4.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                    4.3 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                    4.4 Biffar Employment Agreement. Buyer and John Biffar shall have executed and delivered an employment agreement in the form of Exhibit D hereto.

                    4.5 Opinions of Counsel for Seller. Smoot Adams Edwards & Green, counsel for Seller, shall have delivered to Buyer a written opinion, dated the Closing Date, in the form of Exhibit E hereto with only such changes as shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                    4.6 No Material Adverse Change. The business, operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence.

                    4.7 Seller's Corporate Documents. Seller shall have delivered to Buyer the following items:

                                   a.   a good standing certificate dated
                                        October 24, 1995 from the Secretary of
                                        the State of Florida;

                                   b.   certified copy of the articles of
                                        incorporation of Seller dated October
                                        24, 1995 from the Secretary of the State of Florida;

                                   c.   copy of the bylaws of Seller certified
                                        by the President or Secretary of Seller;

                                   d.   copies of all corporate actions duly
                                        taken by the directors and
                                        shareholders of Seller, certified by
                                        the President or Secretary of
                                        Seller, authorizing the execution,
                                        delivery and performance of this
                                        Agreement and the Seller's
                                        Documents, which actions shall be in
                                        full force and effect at the time of
                                        delivery on the Closing Date.

                    4.8 Board Approval. The Board of Directors of Jaycor shall have authorized and approved this Agreement and the transactions contemplated hereby.

                    4.9 Consents and Proceedings. Seller shall have obtained all of the consents (including third party consents), authorizations, orders and approvals required in order to execute and deliver this Agreement and to perform its obligations hereunder and all actions, proceedings, instruments and documents deemed necessary or appropriate by Buyer and its counsel to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto, shall have been obtained and all other related legal matters shall have been approved by such counsel.

                    4.10 Non-Competition Agreement. Seller and Shareholder shall have executed and delivered to Buyer a Non-Competition Agreement substantially in the form attached hereto as Exhibit A.

                    4.11 Seller's Deliveries. Seller shall have delivered to Buyer all the items set forth in Section 7.1 hereof.

                    4.12 Due Diligence Review. Buyer shall have completed its due diligence review of Seller and be satisfied in its sole discretion with the results thereof.


                                    ARTICLE V

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

                    The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing of all the conditions set out below in this Article V. Seller may waive in writing any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer shall be in default of any of the representations or covenants under this Agreement.

                    5.1 Accuracy of Buyer's Representations and Warranties. Except as otherwise permitted by this Agreement, all representations by Buyer in this Agreement or in any written statement that shall be delivered to Seller under this Agreement shall be true on and as of the Closing as though made at that time.

                    5.2 Performance by Buyer. Buyer shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing.

                    5.3 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing.

                    5.4 Buyer's Deliveries. Buyer shall have delivered to Seller all the items set forth in Section 7.2 hereof.


                                   ARTICLE VI

                                 INDEMNIFICATION

                    6.1 Indemnity by Seller and the Shareholder. Seller and Shareholder shall, jointly and severally, indemnify Buyer, and its affiliates, directors, officers, stockholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, expenses (including reasonable attorneys' fees and costs of suit) which may be asserted against, incurred or required to be paid by Buyer or its affiliates, directors, officers, stockholders, employees, agents, representatives, successors and assigns by reason or on account of (i) any representation or warranty made by Seller or Shareholder herein being untrue or incorrect; or (ii) any failure by Seller or Shareholder to observe or perform their covenants and agreements set forth herein or in any agreement entered into pursuant to this Agreement; or (iii) any liabilities of Seller or Shareholder incurred in connection with the Business prior to the Closing Date.

                    6.2 Indemnity by Buyer. Buyer shall indemnify Seller and its affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages, expenses (including reasonable attorneys' fees and costs of suit) which may be asserted against, incurred or required to be paid by Seller or its affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns by reason or on account of (i) any representation or warranty made by Buyer herein being untrue or incorrect or (ii) any failure by Buyer to observe or perform its covenants and agreements herein or in any agreement entered into pursuant to this Agreement.

                    6.3 Limitation of Indemnification Liability of Seller and the Shareholder. Seller and Shareholder shall have no liability for indemnification hereunder with respect to any claim resulting from a breach of their representations and warranties set forth in this Agreement unless Seller has been notified of the claim, in the manner provided under Section 9.11 hereof, within the survival period specified in Section 6.5 hereof.

                    6.4 Limitation of Indemnification Liability of Buyer. Buyer shall have no liability for indemnification hereunder with respect to any claim resulting from a breach of its representations and warranties set forth in this Agreement unless it has been notified of the claim, in the manner provided under Section 9.11 hereof, within the survival period specified in Section 6.5 hereof.

                    6.5 Survival. All representations and warranties contained in or made pursuant to this Agreement or in any agreement, certificate, document or statement delivered pursuant hereto shall survive the Closing for a period of three (3) years; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in
Section 2.11 shall survive the Closing for a period of seven (7) years, and (ii)
Section 2.13 shall survive the Closing for the applicable tax statute of limitations plus ninety (90) days.

                    6.6 Indemnification Procedures. Any party making a claim for indemnification under this Article VI (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") of the claim in writing promptly after discovering the claim or receiving written notice of a claim against it if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof. The obligations and liabilities of the Indemnitor with respect to claims resulting from the assertion of liability by any third party shall be subject to the following terms and conditions:

                                   a.   In the event any action, suit or
proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, the action, suit or proceeding shall be defended including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) by the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding. In such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the Indemnitor. The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The Indemnitee shall make available to the Indemnitor and its attorneys and accountants all books and records of the Indemnitee relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                                   b.   The Indemnitee shall not make any
settlement of any claims without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.



                                   ARTICLE VII

                                   THE CLOSING

                    The Closing shall occur at the place and time as specified in Section 1.7 unless extended as set forth in Section 1.7 or the Agreement is terminated earlier in accordance with Article VIII.

                    7.1 Seller's Deliveries at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                           7.1.1   Bill of Sale.  A signed bill of sale for the
Assets.

                           7.1.2   Possession of the Assets.  Possession of the
Assets.

                           7.1.3   Assignment and Assumption of Contracts. A
signed Assignment and Assumption of Contracts substantially in the form attached hereto as Exhibit A.

                           7.1.4   Non-Competition Agreement.  A signed Non-
Competition Agreement substantially in the form attached hereto as Exhibit B.

                           7.1.5   Biffar Employment Agreement.  A signed Biffar
Employment Agreement substantially in the form attached hereto as Exhibit D.

                           7.1.6   Corporate Documents.  Seller's corporate
documents discussed in Section 4.7 hereof.

                           7.1.7   Third-Party Consents.  The consents discussed
in Section 4.9 hereof.

                           7.1.8   Opinion of Seller's Counsel.  Signed legal
opinion of Seller's counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

                    7.2 Bills of Sale and Other Instruments of Transfer. Any bills of sale, deeds, assignments, receipts, or other instruments of transfer reasonably requested by Buyer to effectuate the transactions contemplated by this Agreement.

                    7.3 Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver to Seller:

                           7.3.1   Closing Purchase Price.  The Closing Purchase
Price, which shall be paid in the manner specified in Section 1.4, in return for Seller's delivery of the items specified in Section 7.1.

                           7.3.2   Opinion of Buyer's Counsel.  Gray Cary Ware &
Freidenrich, counsel for Buyer, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit E hereto with only such changes as shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                    7.4 Further Documents. At any time before or after the Closing, Seller will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer, for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any of the Assets to be conveyed and transferred by this Agreement.


                                  ARTICLE VIII

                                   TERMINATION

                    8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (i) by Buyer in its sole discretion, without cause, (ii) by the mutual consent of Seller and Buyer, or (iii) by either party as long as such party is not in default if the Closing has not taken place by the scheduled Closing Date (including the permissible extensions of the Closing, if applicable) as set forth in Sections 1.7 hereof, or (iv) by Seller if Buyer is in default of its obligations or representations under this Agreement.

                    8.2    Remedies. Subject to the controlling provisions in
Section 8.2, in the event of a material breach of this Agreement, the non-breaching party shall have the right to pursue all remedies available to it under this Agreement or otherwise at law or in equity.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                    9.1 Effect of Headings; Exhibits. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. All Exhibits and Schedules to this Agreement are incorporated herein in their entirety.

                    9.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it, except for any other agreements referenced herein. This Agreement supersedes all prior and contemporaneous agreements (other than those entered into in writing simultaneously with this Agreement), representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                    9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement may be signed and the signature pages transmitted by facsimile.

                    9.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

                    9.5 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective permitted successors and assigns.

                    9.6 Recovery of Litigation or Arbitration Costs. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, as may be decided by the arbitrators pursuant to Section 9.12.6 hereof.

                    9.7 Nature and Survival of Representations and Covenants. Subject to any limitations set forth in Article VI, all representations, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

                    9.8 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect, so long as the essential benefits of this Agreement will still be realized by the parties.

                    9.9 Necessary Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

                    9.10 Time of Essence. Time is of the essence in the performance of all obligations under this Agreement.

                    9.11 Notices. All notices to be given with respect to this Agreement shall be given in writing to the party, at the appropriate address listed below. Each notice shall be deemed delivered whenever it arrives at the party's address, by any written means, including without limitation, facsimile, telegraph, teletype personal delivery, express delivery, or mail.

                           9.11.1  If to Buyer, then to:

                                   Jaycor Multimedia Services, Inc.
                                   9775 Towne Centre Drive
                                   San Diego, CA 92121
                                   Attn: P. Randy Johnson,
                                         Chief Financial Officer
                                   Telephone: (619) 535-3129
                                   Facsimile: (619) 452-0108

                                   with a copy to:

                                   Cameron Jay Rains, Esq.
                                   Gray Cary Ware & Freidenrich
                                   4365 Executive Drive, Suite 1600
                                   San Diego, CA 92121
                                   Telephone: (619) 677-1476
                                   Facsimile: (619) 677-1477

                           9.11.2  If to Seller or Shareholder, then to:

                                   Long John Productions, Inc.
                                   11000-2 Metro Parkway




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



                                   Fort Myers, Florida 33912
                                   Attn:  John Biffar
                                   Telephone: (813) 275-9575
                                   Facsimile: (813) 275-8395

                                   with a copy to:

                                   Bruce D. Green, Esq.
                                   Smoot Adams Edwards & Green
                                   One University Park
                                   12800 University Drive, Suite 600
                                   P.O. Box 60259
                                   Fort Myers, FL  33906-6259
                                   Telephone:  (813) 489-1776
                                   Facsimile:  (813) 489-1776

                    9.12 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

                           9.12.1  Location.  The location of the arbitration
shall be in Lee County, Florida.

                           9.12.2  Selection of Arbitrators.  The arbitration
shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

                           9.12.3  Discovery.  Unless the parties mutually agree
in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these




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



pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

                           9.12.4  Case Management.  Prompt resolution of any
dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

                           9.12.5  Remedies.  The arbitrators shall follow and
apply applicable law. The arbitrators shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

                           9.12.6  Expenses.  The expenses of the arbitration,
including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

                           9.12.7  Confidentiality.  Except as set forth below,
the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

                    9.13 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws.





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


                    9.14 Construction. This Agreement shall be construed and interpreted in accordance with the plain meaning of the entirety of the provisions of this Agreement, consistent with the overall intent and spirit of the parties and the entire Agreement. As both parties and their legal counsel have participated in the negotiations and the drafting for this Agreement, any ambiguity or inconsistency in any of the provisions of this Agreement shall not be construed against either party as the draftsman of this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the date set forth above.

                                         JAYCOR MULTIMEDIA SERVICES, INC.,
                                         A DELAWARE CORPORATION


                                         By:  /s/ ERIC P. WENAAS
                                            ------------------------------------
                                                  ERIC P. WENAAS, President
                                                  and Chief Executive Officer


                                         LONG JOHN PRODUCTIONS, INC.,
                                         A FLORIDA CORPORATION


                                         By:  /s/ JOHN BIFFAR
                                            ------------------------------------
                                                  JOHN BIFFAR, President


                                         JOHN BIFFAR, AN INDIVIDUAL


                                         By:  /s/ JOHN BIFFAR
                                            ------------------------------------
                                                  JOHN BIFFAR




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